Exhibit 5.1
May 4, 2016
Central Pacific Financial Corp.
220 South King Street
Honolulu, Hawaii 96813

Re:	Central Pacific Financial Corp. 2004 Stock Compensation Plan, as amended to date (the “Plan”)
Ladies and Gentlemen:
As Chief Legal Officer of Central Pacific Financial Corp. (the “Company”), at your request, I have examined the Registration Statement on Form S‑8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to 500,000 shares of the Company’s common stock, no par value (the “Shares”), that may be issued in accordance with the terms of the Plan.
In rendering this opinion, I have examined and reviewed only such questions of law as I have deemed necessary or appropriate for the purpose of rendering the opinions set forth herein. For the purpose of rendering the opinions set forth herein, I have been furnished with and examined only the following documents:
1.    The Restated Articles of Incorporation of the Company.
2.    The Bylaws of the Company, as amended.
3.    The Registration Statement.
4.    Records of proceedings of the Board of Directors and shareholders of the Company pertaining to the Plan.
5.    The Plan.
With respect to all of the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. I also have obtained from the officers of the Company certificates as to such factual matters as I consider necessary for the purpose of this opinion, and insofar as this opinion is based on such matters of fact, I have relied on such certificates.
Based upon the foregoing and such further review of fact and law as I have deemed necessary or appropriate under the circumstances, I am of the opinion that the Shares have been duly authorized and when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.
This opinion is issued to you solely for use in connection with the Registration Statement on Form S‑8 and is not to be quoted or otherwise referred to in any financial statements of the Company or related document, nor is it to be filed with or furnished to any government agency or other person, without my prior written consent.
This opinion is limited to the current laws of the State of Hawaii and the United States of America, to present judicial interpretations thereof and to facts as they presently exist. In rendering this opinion, I have no obligation to revise or supplement it should the current laws of the State of Hawaii or the United States of America be changed by legislative action, judicial decision or otherwise.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S‑8 which is being filed on behalf of the Company in connection with the registration of the aforementioned Shares under the Securities Act of 1933, as amended. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.
Very truly yours,

/s/ Glenn K.C. Ching
Glenn K.C. Ching
Executive Vice President, Chief Legal Officer and
Secretary